Exhibit 10.2

CALIDI BIOTHERAPEUTICS, INC.

CONVERTIBLE PROMISSORY NOTE

$1,000,000	San Diego, California
January 26, 2024

FOR VALUE RECEIVED, Calidi Biotherapeutics, Inc., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to Ingodwe Trust, or its registered assigns (“Holder”), the principal amount of One Million Dollars ($1,000,000) (“Principal Amount”) pursuant to that certain Convertible Loan Agreement, dated January 26, 2024, by and between Borrower and Holder (the “Loan Agreement”), together with interest thereon in accordance with the terms hereof, from the date hereof until the date on which this Convertible Promissory Note (the “Note”) is paid in full. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Loan Agreement.

1. Terms of Note.

(a) Interest Rate. Interest on the then outstanding Principal Amount of this Note shall accrue at a rate per annum equal to twelve percent (12.0%), simple interest beginning on the date of this Note. All interest shall be calculated on the basis of the actual daily balances of Principal Amount outstanding for the exact number of days elapsed, using a year of three hundred sixty (360) days.

(b) Maturity Date. Except as otherwise provided herein, the entire Principal Amount of this Note, together with all accrued but unpaid interest payable thereon, shall be due and payable in full on the earlier of: (i) January 26, 2025 (the “Maturity Date”) or (ii) an Event of Default (as defined below). Such payments shall be applied first to the payment of unpaid interest and second to reduce the outstanding Principal amount.

2. Voluntary Prepayment. Unpaid Principal Amount, together with interest thereon, may be prepaid by the Company, in whole or in part, at any time prior to the Maturity Date without penalty.

3. Conversion.

(a) Mandatory Conversion.

(1) As used in this Section 3(a), the following capitalized terms have the following meanings:

“Equity Securities” shall mean the Borrower’s common stock, or securities that may be convertible or exercisable into Equity Securities, $0.0001 par value per share, that is issued and sold to investors in the Offering.

“Equity Securities Price” shall mean the cash price per share of the Equity Securities paid by purchasers in the Offering.

“Equity Securities Conversion Price” shall be equal to the Equity Securities Price.

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“Offering” shall mean the closing of a transaction in which the Borrower sells and issues Equity Securities pursuant to Offering in which the Equity Securities are registered with the Securities and Exchange Commission occurring prior to the Maturity Date.

(2) Prior to the Maturity Date, at any time upon the consummation of an Offering, the Principal Amount and accrued interest under this Note shall be converted into a number of shares of the Equity Securities calculated by dividing (x) the Principal Amount and accrued interest under this Note, by (y) an amount equal to the Equity Securities Conversion Price. It is the intent of the parties that in the event of a Mandatory Conversion under this Section 3(a) that Borrower will receive the same type of Equity Securities sold to purchasers in the Offering.

(b) Voluntary Conversion. At any time before the Maturity Date, at Holder’s option and upon five (5) days prior written notice to the Borrower, Holder may convert, all, but not less than all, the Principal Amount and accrued interest into a number of shares of Common Stock of the Company calculated by dividing (x) the Principal Amount and accrued interest to be converted under the Note, by (y) Conversion Price. The Conversion Price shall be equal to a 10% discount to the VWAP of the Company’s Common Shares for the 10-trading day period prior to the date of this Note. “VWAP” shall mean, for any trading day, the daily volume weighted average price of the shares of Common Stock for such trading day on the NYSE American LLC (or such other market or exchange on which the shares of Common Stock are then listed or traded) during regular trading hours as reported by Bloomberg L.P. Upon a voluntary conversion under this Section 3(b), Holder will be entitle to a number of warrants to purchase Common Stock as set forth in the Loan Agreement.

(c) Mechanics of Conversion. As promptly as practicable after the conversion of this Note, this Note shall be cancelled, and the Borrower will issue and deliver to the Holder a certificate or certificates representing the full number of shares of Common Stock and any securities that may be convertible or exercisable into Common Stock issuable upon such conversion (and the issuance of such certificate or certificates shall be made without charge to the Holder for any issuance in respect thereof or other cost incurred by the Borrower in connection with such conversion and the related issuance of shares). No fractional shares of Common Stock or scrip representing a fraction of a shares of the Common Stock will be issued upon conversion, but the number of such shares issuable shall be rounded up to the nearest whole share.

(d) Adjustments. If the Borrower at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise), its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision will be proportionately reduced, and if the Borrower at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the conversion price in effect immediately prior to such combination will be proportionately increased.

(e) Documentation. As a condition of effecting such conversion under this Section 3, Borrower shall execute and delivery all necessary documents, and the Company will take all necessary steps and seek all necessary approvals, including, but not limited to, approval by the NYSE American, to effect such conversion.

4. Events of Default. Upon the occurrence of any of the following events (“Event of Default”), the Borrower shall be in default hereunder,

(a) failure by the Borrower to pay when due any of the principal or accrued and unpaid interest hereunder; and such default shall have continued for a period of thirty days (30) days;

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(b) the Borrower (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property if such appointment is not terminated or dismissed within sixty (60) days, (iii) makes an assignment for the benefit of creditors, (iv) is adjudicated as bankrupt or insolvent, (v) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (vi) becomes subject to any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing, or has an order for relief entered against it in any proceeding under the United States Bankruptcy Code.

If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable, and the Borrower shall immediately pay to Holder all amounts outstanding hereunder. Holder shall, following and during the continuance of an Event of Default, also have all other rights which Holder may have pursuant to applicable law.

4. Amendment and Waiver. Neither party may assign this Note nor any right or interest arising out of this Note, in whole or in part, without consent of the other party. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Borrower and Holder.

5. Place of Payment. Payments of principal and interest and all notices and other communications to Holder hereunder or with respect hereto are to be delivered to Holder at the address identified in the Loan Agreement or to such other address as specified by Holder by prior written notice to the Borrower, including any transferee of this Note.

6. Costs of Collection. In the event that the Borrower fails to pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of principal and/or interest hereunder, the Borrower shall indemnify and hold harmless Holder of any portion of this Note from and against all costs and expenses incurred in connection with the enforcement of this provision or collection of such principal and interest, including, without limitation, attorneys’ fees and expenses.

7. Waivers. The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

8. Mutilated, Destroyed, Lost and Stolen Note. In case the Note shall be mutilated, lost, stolen or destroyed, the Borrower shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of a lost, stolen or destroyed Note, upon receipt of evidence satisfactory to the Borrower of the loss, theft or destruction of such Note.

9. Interest Savings Clause. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

10. Governing Law. THIS NOTE AND THE RIGHTS AND DUTIES OF THE BORROWER AND HOLDER HEREOF SHALL BE GOVERNED BY, CONSTRUED IN AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Convertible Promissory Note on January 26, 2024

BORROWER:

Calidi Biotherapeutics, Inc.

By:
Name:	Allan Camaisa
Title:	Chief Executive Officer

Acknowledged and Agreed:

HOLDER:

Ingodwe Trust

By:
Name:	Judd Kessler
Title:	Trustee of Ingodwe Trust

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